Exhibit 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact: Claire S. McCall (615) 367-8283
GENESCO REPORTS SECOND QUARTER FISCAL 2008 RESULTS
-Company Reports Loss of $0.13 Per Share Before Discontinued Operations,
Including Merger-Related Expenses, Asset Impairment Charges and
Store Closing Costs of Approximately $0.13 Per Share-
NASHVILLE, Tenn., Aug. 30, 2007 — Genesco Inc. (NYSE: GCO) today reported a loss before discontinued operations of $2.9 million, or $0.13 per diluted share, for the second quarter ended August 4, 2007. Results for the quarter included $5.5 million pretax, or approximately $0.13 per diluted share, in expenses related to the Company’s proposed merger with a subsidiary of The Finish Line Inc., retail store asset impairment charges and costs related to the previously announced decision to close certain underperforming stores, primarily in the Underground Station Group. For the second quarter ended July 29, 2006, earnings before discontinued operations were $5.9 million, or $0.24 per diluted share. Net sales for the second quarter of fiscal 2008 increased 8% to $328 million, compared to $304 million for the second quarter of fiscal 2007.
     Genesco Chairman and Chief Executive Officer Hal N. Pennington said, “Our second quarter results were affected by the combination of a later start to back-to-school, later sales tax holidays in Texas and Florida and a generally challenging retail environment, especially in footwear. While back-to-school season is still in progress, we are encouraged by the improving trend in sales for the third quarter to date.
     “Net sales in the Journeys Group increased 8% to approximately $148 million in the second quarter, while same store sales declined 7%. The shift in sales tax holidays in Texas and Florida from the second quarter last year to the third quarter this year had an especially pronounced effect on the Journeys Group, since approximately 16% of Journeys stores are located in those two states. Journeys’ same store sales in Texas and Florida decreased 13% and 20%, respectively, in the quarter. We expect the Journeys business for the balance of the year to benefit from the later back-to-school and tax holiday sales and from more pronounced competitive merchandising advantages in the fall and holiday seasons, and are pleased with the week-to-week improvement in comparable sales thus far in the quarter: Journeys Group’s same store sales have improved from 10% decline in the first week in August, to a 3% increase in the second week, to a 9% increase for the week most recently ended, for a 1% increase for the month to date.
     “Net sales in the Hat World Group increased 15% to approximately $90 million, while same store sales declined 2% in the second quarter, primarily due to fewer store-wide promotions compared to last year, ongoing challenges in the urban market and the back-to-school and tax holiday shift. Hat World’s core business, particularly Major League Baseball products, performed well during the quarter and the Canadian business remains strong across the board. Through the third week of fiscal August, same store sales for the Hat World Group increased 4%.
     “Net sales for the Underground Station Group, which includes the remaining Jarman stores, were $25 million, and same store sales declined 23%, in line with our expectations for the quarter. Same store sales again reflected the weak urban market, a difficult Nike comparison, and continued softness in the athletic category. Additionally, the tax holiday shift exacerbated the comparison, as 21% of Underground Station stores are located in Texas and Florida. For the first three weeks of August, same store sales in the Underground Station Group declined 20%. We expect Underground Station to benefit in the second half from new merchandising strategies for the fall and from easier comparisons with last year, as Nike’s significance to last year’s sales progressively diminishes and overall comparisons moderate.
     “Johnston & Murphy Group’s net sales increased 9% to approximately $46 million in the second quarter. Wholesale sales rose 18%, same store sales for the shops were up 5% and operating margin increased 200 basis points to 7.9%, reflecting continuing strength across Johnston & Murphy’s product lines. For the first three weeks of August, same store sales increased 7%.
     “Second quarter sales of Licensed Brands increased 18% to approximately $19 million, and operating margin increased 370 basis points to 12%. The Dockers Footwear product continued to perform well in the volume moderate channel and its business with the specialty shoe chains was strong.”
     The Company said that because of its merger agreement with a subsidiary of The Finish Line, Inc., it does not expect to issue specific guidance with respect to sales and earnings expectations for the balance of the year.
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, the proposed merger with a subsidiary of The Finish Line, Inc., and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include uncertainty regarding the effect and timing of the Company’s proposed merger with a subsidiary of The Finish Line, Inc., weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the store closing plan referred to in this release on schedule and at expected expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     The Company’s live conference call on August 30, 2007, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,100 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com,

www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
In Thousands	2007	2006	2007	2006

Net sales	$327,977	$304,301	$662,628	$619,319
Cost of sales	164,358	150,911	327,165	304,560
Selling and administrative expenses	166,059	140,619	325,132	282,485
Restructuring and other, net	158	480	6,753	589

Earnings (loss) from operations	(2,598)	12,291	3,578	31,685
Interest expense, net	3,000	2,160	5,402	4,074

Earnings (loss) before income taxes from continuing operations	(5,598)	10,131	(1,824)	27,611

Income tax expense (benefit)	(2,658)	4,187	(1,087)	11,001

Earnings (loss) from continuing operations	(2,940)	5,944	(737)	16,610

Provision for discontinued operations	(1,225)	—	(1,225)	(189)

Net Earnings (Loss)	$(4,165)	$5,944	$(1,962)	$16,421

Earnings Per Share Information

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
In Thousands (except per share amounts)	2007	2006	2007	2006

Preferred dividend requirements	$54	$64	$118	$128

Average common shares — Basic EPS	22,415	22,988	22,403	23,015

Basic earnings (loss) per share:
Before discontinued operations	($0.13)	$0.26	($0.04)	$0.72
Net earnings (loss)	($0.19)	$0.26	($0.09)	$0.71

Average common and common equivalent shares — Diluted EPS	22,415	27,340	22,403	27,388

Diluted earnings (loss) per share:
Before discontinued operations	($0.13)	$0.24	($0.04)	$0.65
Net earnings (loss)	($0.19)	$0.24	($0.09)	$0.64

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
In Thousands	2007	2006	2007	2006

Sales:
Journeys Group	$148,091	$136,669	$304,012	$278,169
Underground Station Group	24,520	30,917	54,330	70,873
Hat World Group	90,460	78,506	169,304	149,194
Johnston & Murphy Group	45,657	41,916	91,951	85,947
Licensed Brands	19,059	16,116	42,588	34,915
Corporate and Other	190	177	443	221

Net Sales	$327,977	$304,301	$662,628	$619,319

Operating Income (Loss):
Journeys Group	$983	$7,935	$11,800	$21,086
Underground Station Group	(4,893)	(1,747)	(7,061)	658
Hat World Group	7,418	8,617	10,070	14,624
Johnston & Murphy Group	3,612	2,484	8,082	5,307
Licensed Brands	2,281	1,335	5,360	3,064
Corporate and Other*	(11,999)	(6,333)	(24,673)	(13,054)

Earnings (loss) from operations	(2,598)	12,291	3,578	31,685
Interest, net	3,000	2,160	5,402	4,074

Earnings (loss) before income taxes from continuing operations	(5,598)	10,131	(1,824)	27,611
Income tax expense (benefit)	(2,658)	4,187	(1,087)	11,001

Earnings (loss) from continuing operations	(2,940)	5,944	(737)	16,610
Provision for discontinued operations	(1,225)	—	(1,225)	(189)

Net Earnings (Loss)	$(4,165)	$5,944	$(1,962)	$16,421

*	Includes $0.2 million of other charges in the second quarter of Fiscal 2008 which includes $0.4 million of retail asset impairments offset by a $0.2 million excise tax refund and includes $6.8 million of other charges in the first six months of Fiscal 2008 of which $6.7 million is asset impairments related to underperforming stores, primarily in the Underground Station Group, and $0.3 million for lease terminations offset by a $0.2 million excise tax refund. Includes $0.5 million and $0.6 million of other charges in the second quarter and six months of Fiscal 2007, respectively, primarily for asset impairments. The second quarter and six months of Fiscal 2008 also includes $5.4 million in expenses related to the Company’s proposed merger with a subsidiary of The Finish Line Inc.

GENESCO INC.
Consolidated Balance Sheet

	August 4,	July 29,
In Thousands	2007	2006

Assets
Cash and cash equivalents	$22,129	$19,360
Accounts receivable	22,154	19,293
Inventories	347,574	331,439
Other current assets	54,610	31,313

Total current assets	446,467	401,405

Property and equipment	236,154	204,419
Other non-current assets	171,948	156,285

Total Assets	$854,569	$762,109

Liabilities and Shareholders’ Equity
Accounts payable	$119,727	$144,954
Other current liabilities	56,374	55,212

Total current liabilities	176,101	200,166

Long-term debt	188,220	129,250
Other long-term liabilities	86,271	76,173
Shareholders’ equity	403,977	356,520

Total Liabilities and Shareholders’ Equity	$854,569	$762,109

GENESCO INC.
Retail Units Operated — Six Months Ended August 4, 2007

	Balance	Acquisi-				Balance				Balance
	01/28/06	tions	Open	Conv	Close	02/03/07	Open	Conv	Close	08/04/07

Journeys Group	761		96	0	4	853	58	0	2	909
Journeys	710		61	0	3	768	23	0	2	789
Journeys Kidz	50		24	0	1	73	18	0	0	91
Shi by Journeys	1		11	0	0	12	17	0	0	29
Underground Station Group	229		11	0	17	223	1	0	5	219
Underground Station	180		11	3	1	193	1	1	2	193
Jarman Retail	49		0	(3)	16	30	0	(1)	3	26
Hat World Group	641	49	104	0	9	785	51	0	7	829
Johnston & Murphy Group	142		13	0	7	148	6	0	0	154
Shops	107		7	0	5	109	4	0	0	113
Factory Outlets	35		6	0	2	39	2	0	0	41

Total Retail Units	1,773	49	224	0	37	2,009	116	0	14	2,111

Retail Units Operated — Three Months Ended August 4, 2007

	Balance				Balance
	05/05/07	Open	Conv	Close	08/04/07

Journeys Group	884	25	0	0	909
Journeys	777	12	0	0	789
Journeys Kidz	84	7	0	0	91
Shi by Journeys	23	6	0	0	29
Underground Station Group	223	0	0	4	219
Underground Station	195	0	0	2	193
Jarman Retail	28	0	0	2	26
Hat World Group	809	25	0	5	829
Johnston & Murphy Group	152	2	0	0	154
Shops	112	1	0	0	113
Factory Outlets	40	1	0	0	41

Total Retail Units	2,068	52	0	9	2,111

Constant Store Sales

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

Journeys Group	-7%	5%	-2%	3%
Underground Station Group	-23%	-6%	-22%	-5%
Underground Station	-25%	-5%	-24%	-3%
Jarman Retail	-12%	-11%	-13%	-10%
Hat World Group	-2%	0%	-3%	0%
Johnston & Murphy Group	5%	-3%	4%	-1%
Shops	5%	-2%	4%	0%
Factory Outlets	6%	-6%	6%	-3%

Total Constant Store Sales	-6%	1%	-4%	1%